Exhibit 99.2

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES MANAGEMENT CHANGES

Frank Forward Extends Term as EVP and CFO

Laura Sen Returns as EVP Merchandising and Logistics

Ed Gillooly Returns as SVP of Marketing and Membership

NATICK, MA — January 4, 2007 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today announced several changes to its senior leadership team. Frank Forward, executive vice president and chief financial officer, has agreed to extend his tenure for another three years, Laura Sen has been named executive vice president of merchandising and logistics, and Ed Gillooly has been named senior vice president of marketing and membership.

Herb Zarkin, chairman of the board and interim CEO, commented, “I am excited about reuniting a management team that worked so well together during BJ’s most productive and profitable years. Together with Ed Giles as EVP of operations and our senior executives in logistics, information technology, real estate and human resources, we have a management team with a deep understanding of the wholesale club model and a proven record of success with BJ’s.”

Frank Forward, 52, was a member of the team that formed BJ’s Wholesale Club as a development stage business in 1984. He served as executive vice president and chief financial officer of BJ’s from 1997 until May 2005, when he was named chief administrative officer. Since December 2005, Mr. Forward has served as BJ’s interim chief financial officer.

Laura Sen, 50, served as BJ’s EVP of merchandising and logistics from 1997 to 2003 and played a key part in growing BJ’s from its early stage development in the mid-1980s to a Fortune 500 Company. Ms. Sen succeeds Paul Bass, 63, who will retire from the Company in February after 15 years of service. Mr. Bass will continue to play an active role in BJ’s charitable activities.

As senior vice president of marketing and membership, Ed Gillooly, 57, is returning to a position he held for eleven years until his retirement in 2002. During that period, BJ’s grew from 25 to 140 clubs. Mr. Gillooly will report directly to BJ’s president and CEO. Alison Corcoran, formerly executive vice president of member insight and marketing, has left the Company.

-More-

BJ’s Wholesale Club

January 4, 2007

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 171 BJ’s Wholesale clubs. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call at 8:30 a.m. Eastern Time Today

BJ’s management plans to hold a conference call today at 8:30 a.m. Eastern Time to discuss these announcements as well as the December sales, restructuring actions and guidance updates announced today in a separate press release. The dial in number for the conference call is 719-457-2644. To access the webcast, visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

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